Exhibit 99.1

Arena Pharmaceuticals Provides Corporate Update and Reports Fourth Quarter and Full-Year 2018 Financial Results

•	Etrasimod demonstrated clinical response and durable, long-term clinical remission and favorable long-term safety and tolerability in an open-label extension trial

•

Completed global license agreement with United Therapeutics for ralinepag, received $800M upfront payment, and eligible to receive up to $400M in milestone payments plus low double-digit tiered royalties

•	Multiple first- or best-in-class therapeutics, strong leadership team and liquidity position of over $1.3 billion as of Feb. 1, 2019

SAN DIEGO, Calif., Feb. 26, 2019 -- Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today provided a corporate update and reported financial results for the fourth quarter and full-year ended December 31, 2018.

"In 2018 we delivered the steps necessary to position Arena for long-term, sustainable growth by securing a strong cash position, generating important data for our potential first- or best-in-class compounds, and scaling the organization. We kicked off 2019 with exciting data demonstrating etrasimod’s long-term efficacy and safety in an open-label extension trial, followed by the completion of the global license deal with United Therapeutics,” said Amit D. Munshi, President and CEO of Arena. “We are in a great position and we look forward to continuing to build on the momentum of the last two years.”

Pipeline Update

Etrasimod – Next generation, oral, selective sphingosine-1-phosphate (S1P) receptor modulator in development for the treatment of multiple immune and inflammatory diseases

•	Ulcerative colitis (UC):
o	Phase 3 planning ongoing
o	Delivered positive open-label extension data of Phase 2 OASIS trial
▪	Demonstrated clinical response and durable, long-term clinical remission and a favorable long-term safety and tolerability
▪

Subjects that achieved clinical response or clinical remission on 2 mg etrasimod at 12 weeks in OASIS demonstrated sustained treatment effect over 46 weeks, with 93% experiencing sustained clinical response and 75% experiencing sustained clinical remission

•	Crohn’s disease (CD):
o	Phase 2b/3 planning ongoing

•	Atopic dermatitis (AD):
o	Phase 2 planning ongoing

Olorinab – Oral, peripherally restricted, highly selective, full agonist of cannabinoid receptor type 2 (CB2) in development for the treatment of visceral pain associated with gastrointestinal (GI) diseases

•	Advancing into a Phase 2b clinical program targeting the treatment of irritable bowel syndrome (IBS) pain

APD418 – First-in-class, oral, calcium-independent myofilament derepressor (CMD) for the treatment of decompensated heart failure (DHF)

•	Preclinical program advancing

Collaboration and License Agreements Update

•

In January 2019, Arena and United Therapeutics closed the Global License Agreement for ralinepag, a potential best-in-class agent for the treatment of pulmonary arterial hypertension. Arena received $800 million upfront and is eligible to receive up to $400 million in regulatory milestone payments plus low double-digit tiered royalties.

Corporate Update

•	In December 2018, Arena appointed Manmeet S. Soni as a non-executive director
•	In November 2018, Arena appointed Robert Lisicki as Executive Vice President and Chief Commercial Officer, and Paul K. Audhya, MD, MBA, as Senior Vice President, Medical Affairs
•	Arena announced expansion into the Boston area

Financial Update

Fourth Quarter 2018 Financial Results

•	Revenues totaled $8.6 million, consisting of $6.9 million in collaboration revenue and $1.8 million in royalty revenue
•	Research and development expenses totaled $37.9 million
•	General and administrative expenses totaled $15.4 million
•	Income tax benefit related to a change in our deferred tax asset valuation allowance was $110.3 million
•	Net income attributable to stockholders of Arena was $68.7 million, the basic earnings per share was $1.39 per share and the diluted earnings per share was $1.35

Full-Year 2018 Financial Results

•	Revenues totaled $18.0 million, consisting of $11.4 million in collaboration revenue and $6.6 million in royalty revenue

•	Research and development expenses totaled $115.0 million
•	General and administrative expenses totaled $47.7 million
•	Income tax benefit related to a change in our deferred tax asset valuation allowance was $110.3 million
•	Net loss attributable to stockholders of Arena was $29.4 million, or $0.63 per share

At December 31, 2018, Arena’s cash, cash equivalents and investments balance was $528.0 million and approximately 49.4 million shares of Arena common stock were outstanding. As of February 1, 2019, Arena’s cash, cash equivalents and investments balance was over $1.3 billion.

Conference Call & Webcast Information

Arena will host a conference call and live webcast with the investment community today, Tuesday, February 26, 2019, at 4:30 p.m. EST to discuss the financial results and provide a corporate update.

When: Tuesday, February 26, 2019, at 4:30 p.m. EST

Dial-in: (877) 643-7155 (United States) or (914) 495-8552 (International)

Conference ID: 1855406

Please join the conference call at least 10 minutes early to register. You can access the live webcast under the investor relations section of Arena’s website at: www.arenapharm.com. A replay of the conference call will be archived under the investor relations section of Arena’s website for 30 days shortly after the call.

About Arena Pharmaceuticals

Arena Pharmaceuticals is driven to deliver novel, transformational medicines with optimized pharmacology and pharmacokinetics to patients globally. Arena's proprietary pipeline includes multiple potentially first- or best-in-class assets with broad clinical utility. Etrasimod (APD334), with potential utility in a broad range of immune and inflammatory conditions, is being evaluated in late-stage clinical programs in ulcerative colitis (UC) and Crohn's disease, as well as in programs for other indications such as atopic dermatitis. Arena is also evaluating olorinab (APD371) in a Phase 2 program for gastrointestinal pain. Arena continues to assess other earlier research and development stage drug candidates, including APD418 for decompensated heart failure. Arena's licensee, United Therapeutics, is evaluating ralinepag in a Phase 3 program for pulmonary arterial hypertension (PAH).

Arena has additional license agreements and partnerships, including with Everest Medicines Limited (etrasimod in Greater China and select Asian countries), Boehringer Ingelheim International GmbH (undisclosed target – preclinical), Outpost Medicine, LLC (undisclosed target – preclinical), and Eisai Co., Ltd. and Eisai Inc. (BELVIQ® – marketed product).

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as “eligible to,” “potentially,” “position for,” “potential,” “look forward to,” “intended for,” “planning,” “in development for,” “targeting,” “will,” “driven to,” “being evaluated for,” “evaluating for,” and “target,” and include, without limitation, statements about the following: design, initiation, enrollment, results, data readouts, data presentations, and timing relating to ongoing and intended preclinical and clinical trials; the potential of Arena’s drug candidates, including to be first- or best-in-class or transformative, have optimized pharmacology and pharmacokinetics, have broad clinical utility, and be delivered to patients globally; the strength of Arena’s pipeline; Arena’s position and ability to execute on its programs; Arena’s investment community conference call and webcast; Arena’s drive; and the potential of Arena’s assets, programs, licenses, and collaborations. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena's expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: clinical trials and other studies may not proceed at the time or in the manner expected or at all; the timing and outcome of research, development and regulatory review is uncertain, and Arena’s drug candidates may not advance in development or be approved for marketing; enrolling patients in Arena’s ongoing and intended clinical trials is competitive and challenging; risks related to developing and commercializing drugs; Arena may need additional funds to advance all of its programs, and you and others may not agree with the manner Arena allocates its resources; risks and uncertainties relating to cash and revenues that may be generated from product sales or other sources, including the impact of competition; Arena's revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena's guidance or previously reported results; risks related to unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; topline data may not accurately reflect the complete results of a particular study or trial; satisfactory resolution of litigation or other disagreements with others; government and third-party payor actions, including relating to reimbursement and pricing; risks related to relying on collaborative arrangements; the entry into or modification or termination of collaborative arrangements; and Arena's and third parties' intellectual property rights. Additional factors that could cause actual results to differ materially from those stated or implied by Arena's forward-looking statements are disclosed in Arena's filings with the Securities and Exchange Commission (SEC), including but not limited to Arena’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which was filed with the SEC on November 8, 2018. These forward-looking statements represent Arena's judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contact:

Kevin R. Lind

Arena Pharmaceuticals, Inc.

Executive Vice President and

Chief Financial Officer

klind@arenapharm.com

858.210.3636

Media Contact:

Matt Middleman, MD

LifeSci Public Relations

matt.middleman@lifescipublicrelations.com

646.627.8384

(Tables Follow)

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)

Revenues
Collaboration and other revenue	$6,878	$14,193	$11,402	$19,632
Royalty revenue	1,770	1,171	6,568	1,705
Total revenues	8,648	15,364	17,970	21,337

Operating Costs & Expenses
Research & development	37,890	20,711	115,029	70,988
General & administrative	15,402	8,253	47,724	30,341
Litigation settlement expense, net	—	—	—	11,975
Total operating costs & expenses	53,292	28,964	162,753	113,304

Total interest & other income (expense), net	3,090	(670)	5,949	(3,887)
Loss from continuing operations before income taxes	(41,554)	(14,270)	(138,834)	(95,854)
Income tax benefit	110,265	—	110,265	—
Income (loss) from continuing operations	68,711	(14,270)	(28,569)	(95,854)
Income (loss) from discontinued operations	—	315	(830)	3,122
Net income (loss)	68,711	(13,995)	(29,399)	(92,732)
Less net loss attributable to noncontrolling interest in consolidated variable interest entity	—	271	—	1,325
Net income (loss) attributable to stockholders of Arena	$68,711	$(13,684)	$(29,399)	$(91,407)

Amounts attributable to stockholders of Arena:
Income (loss) from continuing operations	$68,711	$(13,999)	$(28,569)	$(94,529)
Income (loss) from discontinued operations	—	315	(830)	3,122
	$68,711	$(13,684)	$(29,399)	$(91,407)

Net income (loss) attributable to stockholders of Arena per share, basic:
Continuing operations	$1.39	$(0.36)	$(0.61)	$(2.87)
Discontinued operations	—	0.01	(0.02)	0.10
	$1.39	$(0.35)	$(0.63)	$(2.77)

Net income (loss) attributable to stockholders of Arena per share, diluted:
Continuing operations	$1.35	$(0.36)	$(0.61)	$(2.87)
Discontinued operations	—	0.01	(0.02)	0.10
	$1.35	$(0.35)	$(0.63)	$(2.77)

Shares used in calculating net income (loss) attributable to stockholders of Arena per share, basic:	49,409	39,268	47,041	32,990
Shares used in calculating net income (loss) attributable to stockholders of Arena per share, diluted:	50,826	39,268	47,041	32,990

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	December 31, 2018		December 31, 2017
		[1]	[1]
Assets
Cash & cash equivalents	$	$ 161,037	$158,837
Accounts receivable		5,086	2,357
Deferred tax assets		110,333	—
Insurance recovery receivable		—	12,025
Prepaid expenses & other current assets		10,008	2,681
Total available for sale investments		367,006	112,482
Land, property & equipment, net		23,114	30,131
Other non-current assets		10,319	3,622
Assets of disposal group held for sale		—	17,140
Total assets	$	$ 686,903	$339,275

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities		$26,635	$15,622
Accrued litigation settlement		—	24,000
Total deferred revenues		—	2,177
Total lease financing obligations & other long-term liabilities		54,010	62,737
Liabilities of disposal group held for sale		—	27,595
Total stockholders’ equity		606,258	207,144
Total liabilities & stockholders’ equity		$686,903	$339,275

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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